Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form N-1A (File No. 333-249503) of our report dated March 19, 2021, on our audit of the financial statement of Uncommon Investment Funds Trust comprising Uncommon Portfolio Design Core Equity ETF as of March 5, 2021 and to the references to our firm under the headings “Other Service Providers: Administrator, Distributor, Transfer Agent and Custodian, Counsel to the Trust and Independent Auditors” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ CohnReznick LLP

Chicago, Illinois

March 19, 2021